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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement No. 333-62725, on Form S-8 of Insignia Financial Group, Inc., of our report dated June 27, 2002 with respect to the statement of net assets available for benefits of the Insignia Financial Group, Inc. 401(k) Retirement Savings Plan (the "Plan") as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended, and the related financial statement schedule of the Plan, which report appears in the December 31, 2001 Annual Report on Form 11-K of the Plan.


                                                          /s/ KPMG LLP




New York, New York
June 27, 2002